Exhibit F

Exhibit F

JOINT FILING AGREEMENT

The undersigned agree that this Schedule 13D, and any amendments hereto, relating to the common shares, par value $0.004 per share, of Globus Maritime Limited shall be filed on behalf of the undersigned.

February 13, 2017
(Date)

FIRMENT SHIPPING INC.

By:	/s/ Marios Lazarou
Name: Marios Lazarou
Title: Sole Director, President, Secretary and Treasurer

FIRMENT TRADING LIMITED

By:	/s/ Philippos Philippou
Name: Philippos Philippou
Title: Sole Director, President, Secretary and Treasurer

/s/ Georgios Feidakis
Georgios Feidakis